Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Providence Service Corporation

We consent to the use of our reports dated March 9, 2018, with respect to the consolidated balance sheets of The Providence Service Corporation and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Stamford, Connecticut
June 11, 2018